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                                                                       EXHIBIT 8



                           JONES, DAY, REAVIS & POGUE
                               3500 SunTrust Plaza
                            303 Peachtree Street, NE
                           Atlanta, Georgia  30308-3242
                                 (404) 521-3939

                                 June 15, 2000

      Nextel Communications, Inc.
      2001 Edmund Halley Drive
      Reston, Virginia   20191

         Re: Registration Statement for 5 1/4% Convertible Senior Notes Due 2010

      Dear Sirs:

         We have acted as counsel to Nextel Communications, Inc. (the "Company") in connection with the registration statement on Form S-3 (the "Registration Statement"), to which this opinion appears as Exhibit 8, which includes the prospectus of the Company relating to the offering by the selling security holders named therein of the Company's 5 1/4% Convertible Senior Notes Due 2010 (the "Notes") and the Class A Common Stock, par value $.001 per share, issuable upon conversion of the Notes.

         We hereby confirm that the opinion expressed in "United States Federal Income Tax Consequences" is our opinion.

         We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the prospectus constituting part of the Registration Statement.

                                         Very truly yours,

                                         /s/ JONES, DAY, REAVIS & POUGE